Exhibit 99.1

Agenus Reports Third Quarter 2014 Financial Results

Agenus to host conference call beginning at 11 a.m. ET today

LEXINGTON, Mass.--(BUSINESS WIRE)--October 31, 2014--Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with a development pipeline of checkpoint modulators (CPMs), heat shock protein peptide-based vaccines, and adjuvants, today announced its financial results and business highlights for the third quarter ended September 30, 2014.

The company’s net loss attributable to common stockholders for the third quarter of 2014 was $8.2 million, or $0.13 per share, basic and diluted, compared to a net loss attributable to common stockholders of $7.4 million, or $0.24 per share, basic and diluted, for the third quarter of 2013.

For the nine months ended September 30, 2014, the company reported a net loss attributable to common stockholders of $16.7 million, or $0.28 per share, basic and diluted, compared with a net loss attributable to common stockholders of $27.4 million, or $0.99 per share, basic and diluted, for the nine months ended September 30, 2013. Cash, cash equivalents and short-term investments were $52.9 million as of September 30, 2014.

During the nine months ended September 30, 2014, the company recorded other non-cash income of $10.8 million primarily related to the impact of the termination of GlaxoSmithKline’s Phase 3 MAGE-A3 trial in non-small cell lung cancer, which occurred during the first quarter of 2014. During the same period of 2013, the company’s preferred stock restructuring resulted in a non-cash deemed dividend of $2.9 million, and the retirement of its then outstanding $39 million 8.0% senior secured convertible notes due August 2014 resulted in a non-cash expense of $3.3 million.

“In the third quarter, we advanced our checkpoint antibodies closer to clinical development and achieved important milestones in our clinical programs,” said Garo H. Armen, Ph.D., chairman and CEO of Agenus. “Among these were efficacy data from a Prophage open-label Phase 2 trial of patients with newly-diagnosed glioblastoma multiforme (GBM). We continue to explore strategic and financing options for further advancement of Prophage as a treatment of this important unmet medical need. Additionally, our broad portfolio of check point antibodies and our Prophage vaccines give us a unique advantage of exploring a variety of combinatorial approaches in immune-oncology. Lastly, we are extremely pleased that our QS-21 Stimulon® adjuvant is a key component of GlaxoSmithKline’s RTS,S, the world’s first malaria vaccine to be accepted for regulatory review by the EMA.”

Third Quarter and Recent 2014 Highlights

  Agenus continues to advance its checkpoint modulator antibody programs, which target GITR, OX40, CTLA-4, PD-1, TIM-3 and LAG-3.
  The world’s first malaria vaccine candidate, GlaxoSmithKline’s RTS,S, which contains Agenus’s QS-21 Stimulon adjuvant, was accepted for regulatory review by the European Medicines Agency (EMA).
  Agenus received a milestone payment for GSK’s regulatory submission of RTS,S to the EMA, and Agenus is entitled to receive an additional payment upon approval as well as royalties on sales. QS-21 is a component of two other GSK vaccines that are expected to report pivotal Phase 3 trial results in 2015.
  In July, Agenus reported final results from a single-arm, multi-institutional, open-label Phase 2 study showing that patients with newly-diagnosed glioblastoma multiforme (GBM) who received Agenus’ Prophage autologous vaccine in addition to standard of care had a survival benefit nearly twice as long as expected. Study results showed that 50% of the patients lived for two years, for a cancer that often kills patients within one year.

Conference Call and Web Cast Information

Agenus executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 416-640-5946. The call will also be webcast and will be accessible from the company’s website at www.agenusbio.com/webcast/. A replay will be available on the company’s website approximately two hours after the call and will remain available for 60 days. The replay number is 416-915-1035, and the access code is 543876.

About Agenus

Agenus is an immuno-oncology company developing a portfolio of checkpoint modulators (CPMs), heat shock protein peptide-based vaccines and adjuvants. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1. The company’s proprietary discovery engine Retrocyte Display® is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ heat shock protein vaccines for cancer and infectious disease are in Phase 2 studies. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen and includes several vaccine candidates in Phase 2 and Phase 3 clinical trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding our research and development and clinical trial activities, potential revenue streams, potential regulatory approvals, the potential application of the Company’s technologies and product candidates in the prevention and treatment of diseases, and the expected timing for GlaxoSmithKline to report the results of its Phase 3 trials incorporating the Company’s QS-21 Stimulon adjuvant. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recently filed Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

Agenus includes its affiliates for purposes of this press release. Retrocyte Display and Stimulon are registered trademarks of Agenus Inc. and its subsidiaries.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenue	$1,563	$736	$5,358	$2,653

Operating expenses:
Cost of sales	-	80	-	529
Research and development	5,284	3,893	14,980	9,764
General and administrative	4,920	3,578	16,209	11,112
Non-cash contingent consideration fair value adjustment	(969)	-	164	-

Operating loss income	(7,672)	(6,815)	(25,995)	(18,752)

Other income (expense), net	(437)	(504)	9,487	(5,543)

Net loss	(8,109)	(7,319)	(16,508)	(24,295)

Dividends on Series A-1 convertible preferred stock	(51)	(51)	(153)	(3,109)

Net loss attributable to common stockholders	$(8,160)	$(7,370)	$(16,661)	$(27,404)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$(0.13)	$(0.24)	$(0.28)	$(0.99)
Weighted average number of common shares outstanding, basic and diluted	62,832	30,345	58,710	27,774

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2014	December 31, 2013

Cash, cash equivalents and short-term investments	$52,908	$27,352
Total assets	87,632	34,835
Total stockholders' equity (deficit)	48,870	(4,481)

CONTACT:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com